Table of Contents

Exhibit 8.1. List of significant subsidiaries of Pampa Energía S.A.

  Central Térmica Güemes S.A.
  Central Térmica Loma de la Lata S.A.
  Central Térmica Piedra Buena S.A.
  Compañía de Transporte de Energía Eléctrica en Alta Tensión S.A. (Transener)
  Compañía Inversora en Transmisión Eléctrica Citelec S.A. (Citelec)
  Corporación Independiente de Energía S.A.
  Dilurey S.A.
  Dolphin Energía S.A.
  Electricidad Argentina S.A.
  Empresa Distribuidora y Comercializadora Note S.A. (Edenor)
  Hidroeléctrica Diamante S.A.
  Hidroeléctrica Nihuiles S.A.
  IEASA S.A.
  Ingentis S.A.
  Inversora Diamante S.A.
  Inversora Güemes S.A.
  Inversora Ingentis S.A.
  Inversora Nihuiles S.A.
  Pampa Generación S.A.
  Pampa Participaciones II S.A.
  Pampa Participaciones S.A.
  Pampa Real Estate S.A.
  Powerco S.A.
  Transba S.A.
  Transelec Argentina S.A.